CHARTWELL AND MOBIL INVEST IN
                           PETRO STOPPING CENTERS


     Petro Stopping Centers, L.P. announced today that it has entered into a definitive agreement with affiliates of Chartwell Investments, Inc., and Mobil Corporation and The Fremont Group providing for the sale of all of the Petro partnership interests held by Fremont affiliates to affiliates of Chartwell and Mobil. As part of the transaction, affiliates of Chartwell and Mobil will also be making a separate equity investment in Petro.

     The closing of the transactions is subject to certain conditions including the refinancing of the Company's existing senior credit facility and obtaining consent from holders of not less than 75% of the principal amount of the Company's 12.5% Senior Notes due 2002 to the effect that the contemplated transactions do not constitute a Change of Control under the Indenture governing the Notes. Affiliates of Chartwell and Mobil have obtained a financing commitment, subject to the satisfaction of certain conditions, sufficient to refinance the Company's existing senior credit facility.

     This transaction is expected to close before the end of this year.